U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 27, 2012

U.S. FUEL CORPORATION
(Exact Name of registrant as specified in its Charter)

Nevada	0-31959	88-0433815
State of Incorporation)	Commission File No.	(IRS Employer Identification No.)

277 White Horse Pike, Ste.200, Atco, N.J.	08004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, (856) 753-1046

(Registrant’s former name and address)

NUCLEAR SOLUTIONS,INC.

5505 Connecticut Ave., N.W. Ste.191, Washington, D.C.	20015
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On 14 August 2012, US Fuel entered into a Master Services Agreement with Global Private Funding, Inc., which included the following:

Business Incubation Services.
Under the provisions of the US Fuel - Global Business Incubation Addendum to the Master Services Agreement, Global will assist US Fuel

•      To establish or enhance business relationships and increase revenue, licensing, channel partnerships, or distribution opportunities for US Fuel products, services and intellectual properties, including all future derivations of the same; and

•      To promote US Fuels’ business enterprise including strategic planning, required management restructuring, contingency planning and implementation oversight and financial oversight.

In addition, Global will

•      Provide oversight to US Fuel relating to services such as accounting, payroll, materials management, sourcing, marketing, public relations, event planning and facilities management and

•      Take steps to ensure and preserve the integrity of US Fuel’s business enterprise, by conducting, in its sole discretion, background checks, qualification reviews, interviews and performance reviews of US Fuel's employees, suppliers, vendors and others who receive payment from US Fuel business or may have impact on the brand, operation or finances of US Fuel.

Legal & Compliance Services
Under the provisions of the Legal & Compliance Addendum to the Master Services Agreement, Global will assist US Fuel in the management of US Fuel's legal and compliance matters to reduce the potential that US Fuel's legal matters will interfere with business operations and development.  As part of this agreement, US Fuel shall not enter into any contract without Global's review and written approval.

Underwriting Services
Under the provisions of the Borrowers Addendum to the Master Services Agreement, for the purposes of supporting US Fuel’s working capital, and at Global's sole discretion, Global may elect in writing to underwrite or finance certain costs and expenses incurred by Global on US Fuel's behalf that would otherwise be immediately reimbursable to Global.  US Fuel will have the obligation to reimburse Global for any such underwriting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Fuel Corporation
Dated: August 27, 2012
/s/ Harry Bagot
By: Harry Bagot
President & CEO